AMENDED AND RESTATED

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

This Employment and Confidentiality Agreement (this “Agreement”) is entered into as of February 6, 2006, and amended and restated as of February 12, 2009, by and among David G. Gionco (“Employee”) and Savient Pharmaceuticals, Inc., a Delaware corporation having an address of One Tower Center, 14th Floor, East Brunswick, NJ 08816 (the “Company”).

1.          Employment. The term of this Agreement shall extend from February 6, 2006 (the “Commencement Date”) until the second (2nd) anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for an additional one (1) year period on the second (2nd) anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement. The term of this Agreement shall be subject to termination as provided in Section 9 and may be referred to herein as the “Employment Term.”

2.	Employment Duties.

(a)      During the Employment term, Employee shall work for the Company, as and with the title of Vice-President, Chief Financial Officer & Treasurer reporting to directly to the President of the Company. In this position, your responsibilities will generally include, in coordination with the President, senior management, the Board of Directors and its Audit & Finance Committee, (i) leading all financial functions and initiatives of the Company in compliance with applicable SEC, IRS, Federal and State laws, (ii) the direction and structure of the Company’s financial operations and financial reporting controls, and the development of financial strategic, operational and policy plans and policies, (iii) the implementation of financial programs and initiatives to ensure the aggressive and successful Company growth consistent with established goals, objectives and policies, (iv) as directed or requested by the President, senior management or the Board and its Audit & Finance Committee, liaise and communicate with media, security analysts, institutional investors and security holders to effectively communicate the strategic vision and plans of the Company, and (v) such other duties and matters which may from time-to-time be assigned by the President of the Company, the Board of Directors or its Audit & Finance Committee (the “Position”).

(b) Employee shall devote Employee’s full business time, effort, skill and attention to the business of the Company and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, unless such business activity is approved by the President of the Company and the Chairperson of the Company’s Audit & Finance Committee. The duties of Employee to be performed under this Agreement shall be performed primarily at the office of the Company in East Brunswick, New Jersey, subject to reasonable travel requirements on behalf of the Company.

(c) Nothing contained herein shall be deemed to prevent or limit Employee’s right to (i) engage in religious, charitable or other non-profit activities, (ii) participate in industry trade organizations and conferences, (iii) make passive investments in the securities of any publicly-owned corporation as contemplated by Section 6 hereof, or (iv) make any other passive investments which do not conflict with Section 5 hereof, in each case which do not otherwise interfere in any material respect with Employee’s duties hereunder and provided that Employee shall in all cases comply with Sections 6, 7 and 8 to the extent applicable. Employee may serve as a director or non-competing business enterprises such as investment firms and emerging companies so long as such service (X) is not injurious to the Company, (Y) does not, in the opinion of the Company, interfere or conflict with the duties and responsibilities of Employee to the Company, and (Z) is approved in advance by the President and the Audit & Finance Committee of the Company.

3.              Compensation and Benefits. In consideration of Employee’s services hereunder, the Company shall provide Employee the following during the Employment Term:

(a)         Base Salary. The Company shall pay Employee an annual base salary of Two Hundred Eighty Thousand Dollars ($280,000), subject to annual adjustments in the sole discretion of the Company (the “Base Salary”). Such Base Salary shall be subject to applicable withholding, shall be payable bi-monthly in accordance with the general practices of the Company in the payment of salaries to its salaried employees, and shall be prorated for partial months.

(b)         Bonuses; Plan Participation. Employee shall be entitled to participate in the Company’s annual short-term incentive program, as such program may exist from time to time, at a level commensurate with the Position, which level shall be established by the Company’s Compensation Committee in its sole discretion. Currently, such short-term incentive bonus target for the Position is established at thirty five percent (35%) of Base Salary, as from time to time in effect, payable at such intervals as the Company pays bonuses to its employees generally. Employee acknowledges that the amount of annual short-term incentive, if any, to be awarded shall be at the sole discretion of the Company’s Compensation Committee, may be less or more than the targeted Annual bonus award, and will be based on a number of factors set in advance by the Compensation Committee for each calendar year, including the Company’s performance and, if applicable, the Employee’s individual performance. Nothing in this Section 3(c) shall be construed as obligating the Company or the Board to refrain from changing, and/or amending the short-term incentive program, so long as such changes are equally applicable to all employees of the Company of similar rank and management responsibility to Employee. To the extent that any portion of the annual short-term incentive is to be measured by individual performance objectives established for Employee, then Employee shall be provided the opportunity to have input on the establishment of such objectives, provided, however, that the final objectives shall be established in the reasonable discretion of Employee’s immediate supervisor.

(c)         Long-Term Incentives. The Employee shall be eligible to participate in the Company’s long-term incentive plan, as such shall be amended or superseded from time to time provided, however, that nothing in this Section 3 (c) shall be construed as obligating the

Company or the Board to refrain from changing, and/or amending the long-term incentive plan, so long as such changes are equally applicable to all executive employees in the Company.

(d) Health and Other Benefits. During the Employment Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Employee all benefits to which other employees of the Company are entitled to receive, subject to the eligibility requirements and other provisions of such arrangements as applicable to employees of the Company generally. Such benefits shall include, but shall not be limited to, qualified defined benefit and defined contribution retirement plans as may be in existence or established during the term of this Agreement, group term life insurance, health, dental and life insurance, and short-term and long-term disability. The Employee shall likewise participate in any additional benefit as may be established during the term of this Agreement, by standard written policy of the Company. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are equally applicable to all employees in the Company.

(e) Vacation. Employee shall be entitled to twenty (20) days of paid vacation annually, pro-rated for 2006, subject to the terms and conditions of the Company's vacation policy and paid personal, sick days and holidays in accordance with Company policy, as may be modified from time to time. Any unused vacation days may be rolled-over or accumulated from year to year in accordance with Company policy, and any accrued and unused vacation balance shall be settled in cash upon any termination of Employee’s employment.

(f) Directors’ and Officers’ Insurance. The Company acknowledges and agrees that Employee shall be a “covered employee” under its Directors’ and Officers’ Insurance Program, pursuant to the terms and conditions of such program, as such program shall be amended or superseded from time to time in the sole discretion of the Board of Directors of the Company.

(g) Conferences and Professional Organizations. Subject to the terms and conditions of the Company’s employee policies and procedures, and subject to the approval of Employee’s immediate supervisor, the Company shall reimburse Employee for all reasonable fees and expenses associated with membership in a reasonable number of professional or trade organizations selected by Employee or associated with attendance at a reasonable number of professional continuing education and/or industry conferences, exhibits, seminars or trade shows selected by Employee.

(h) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to Employee shall be deemed to be in lieu of base salary, bonus, or other compensation.

(i) Expenses. Upon Employee’s submission of proper supporting documentation, the Company will promptly reimburse Employee for all items of travel and other expenses which were reasonably incurred by Employee in performing services on behalf of the Company which meet the then-standard criteria of the Company for reimbursing expenses as provided to Employee in advance of incurring such expenses.

4.              Confidential Information. The Employee recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of his duties under this Agreement. The Employee will not, during and for five (5) years after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

5.              Inventions and Innovations. Employee agrees to communicate to the Company, promptly and fully, and to assign to the Company, all inventions and technical or business innovations, developed or conceived solely by Employee, or jointly with others, while employed by the Company, which are within the scope of the Company’s business, or which were developed on the time of the Company, or which utilized materials or information of the Company. Employee further agrees to, without additional compensation of any form, execute all necessary papers and otherwise to assist the Company, at the Company’s sole expense, to obtain patents or other legal protection as the Company deems fit, and to assist in perfecting in the Company all rights granted to it hereunder. As to any such inventions and technical or business innovations, said inventions and innovations are to be the property of the Company, whether or not patented, copyrighted or published. Both the Company and Employee intend that all original works of authorship created by Employee while in the employ of the Company will be works for hire within the meaning of applicable copyright laws and shall belong to the Company.

6.              Noncompetition and Nonsolicitation. From the Commencement Date of this Agreement until six (6) months following the Employee’s Effective Date of Termination for any reason, the Executive will not: (a) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding three percent (3%) of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any competitor of the Company, whether on his own behalf or on behalf of any person (for the purposes of this agreement, “competitor of the Company” shall mean a company which competes directly in the same therapeutic area within the pharmaceutical industry with a significant portion of its business); or (b) undertake any action to induce or cause any customer or client to discontinue any part of its business with the Company or (c) take any action that would impair the value of the business or assets of the Company or any Affiliate, including, without limiting the generality of the foregoing, any action that would interfere with contractual relationships of the Company or any Affiliate with customers, suppliers, employees or others, or any action that would result in material harm to the reputation of the Company or any Affiliate. During the term of this Agreement, and for a period of twelve (12) months following the Employee’s termination of employment for any reason, the Employee agrees not to actively solicit any employee of the Company to terminate his or her employment with the Company or to interfere in a similar manner with the business of the Company.

7.              Covenant Not to Take Certain Actions. While Employee is employed by the Company or any Company Affiliates, Employee shall not knowingly take any action that would impair the value of the business or assets of the Company or any Company Affiliates, including, without limiting the generality of the foregoing, any action that would interfere with contractual relationships of the Company or any Company Affiliates with customers, suppliers, employees or others, or any action that would result in material harm to the reputation of the Company or any Company Affiliates. It is understood that acts taken by Employee in the good faith performance of Employee’s duties as specified in this Agreement shall not provide the Company with any claim under this Section 7.

8.              Acknowledgements Respecting Restrictive Covenants. Employee acknowledges and agrees that: (a) the covenants contained in Sections 4, 5, 6 and 7, including without limitation the Noncompetition Covenant, are being given to protect the goodwill, trade secrets and other Confidential Information of the Company; (b) because of the nature of the business in which the Company and its Affiliates are engaged and because of the nature of the Confidential Information to which Employee has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its Affiliates in the event Employee breached any of such covenants; and (c) remedies at law (such as monetary damages) for any breach of Employee’s obligations under such covenants would be inadequate. Employee therefore agrees and consents that, if Employee commits any breach of a covenant under Section 4, 5, 6 or 7, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage and to suspend the payment and provision of any severance benefits to which Employee may be entitled to at such time under Section 10 hereof, if any, pending final adjudication of the matter. With respect to any provision of Section 4, 5, 6 or 7 finally determined by a court of competent jurisdiction to be unenforceable, Employee and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any provision of Section 4, 5, 6 or 7 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in anyway diminish the Company’s right to enforce any such provision in any other jurisdiction.

9.              Termination of Employment. Employee’s employment hereunder may be terminated during the Employment Term under the following circumstances:

(a)         Termination by Company for Cause. At any time during the Period of Employment, the Company may terminate Employee’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by Employee constituting gross negligence or a material act of willful misconduct in the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) criminal or civil conviction of Employee, a plea of nolo contendere by Employee or conduct by Employee that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (iii) Employee intentionally and willfully fails to perform reasonably assigned duties within the normal and customary scope of the Position which has continued for more than fifteen (15) days following written notice of such non-performance from the Company; (iv) Employee materially breaches of any of the provisions of this Agreement and such breach is not corrected within fifteen (15) days following written notice of such breach; or (v) a violation by Employee of the Company’s employment policies which has continued for more than fifteen (15) days following written notice of such violation from the Company, provided, however, with respect to subsections (iii) through (v) of this Section 9 (a) immediately above, to the extent such non-performance, breach or violation is reasonably determined by the Company to be curable and provided such non-performance, breach or violation has not previously occurred.

For purposes of this Section, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company.

(b)         Termination by Company Without Cause. In addition to the Company’s termination rights in Section 9(a), the Company may terminate Employee’s employment with the Company and all Company Affiliates at any time during the Employment Term without Cause pursuant to this Section 9(b), which termination shall be effective upon the giving of at least thirty (30) days notice of such termination by the Company to Employee.

(c)         Death. Employee’s employment with the Company and all Company Affiliates shall terminate upon his death.

(d)         Disability. Employee’s Employment with the Company and all Company Affiliates shall terminate upon his Disability. For purposes of this Agreement, “Disability” shall mean the incapacity of Employee due to physical or mental illness or other physical disability such that a physician selected by agreement of Employee (or Employee’s legal guardian) and the Company determines that it is more likely than not that Employee will be unable to fully perform Employee’s duties hereunder and that such incapacity will continue for a period of at least one hundred eighty (180) days. If Employee (or Employee’s legal guardian) and the Company are unable to agree upon the selection of a physician, then each shall select a physician and a third physician selected by agreement of these two physicians shall make the determination whether such incapacity will continue for a period of at least one hundred eighty (180) days.

(e)         Termination by Employee for Good Reason. Except in the instance of a Change of Control, as defined in Section 10(b), this Section 9(e) shall only become effective when at least twelve (12) months have elapsed since the Commencement Date. Prior to this Section 9(e) becoming effective, any notice of termination by Employee may only be given pursuant to Section 9(f). Upon the giving of at least thirty (30) days notice by Employee, Employee may terminate his employment with the Company for Good Reason, provided Employee shall have given such notice of termination within thirty (30) days from the date he learns of action taken by the Company that allows the Employee to terminate his employment for Good Reason. Such termination must occur within 60 days after the giving of notice. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i)             Without Employee’s express written consent, there is a significant and continuing reduction in Employee’s scope of duties, responsibility and authority as in effect for the preceding six (6) months;

(ii)           The Company requiring Employee, without his express written consent, to be based at a location more than thirty-five (35) miles away from the principal place of employment as of Commencement Date;

(iii)          Except in the event of a circumstance where such change is equally applicable to all employees of similar rank within the Company, the Employee’s base salary is lowered by 20% or more without Employee’s express written consent; or

(iv)          Failure by the Company to renew the Employment Term as contemplated by Section 1.

(f)          Voluntary Termination by Employee. Employee may terminate his employment with the Company at any time and for any reason by giving Notice of Termination to the Company delivered at least thirty (30) calendar days prior to the Effective Date of Termination. Notwithstanding the foregoing, upon receipt of such notice from the Employee, the Company may waive the thirty (30) day notice period, in whole or in part, and make such termination of employment effective immediately or at any date within such thirty (30) day period.

10.	Compensation Upon Termination.

(a)         Termination Generally. If Employee’s employment is terminated by the Company pursuant to Sections 9(a), 9(c), 9(d) or by the Employee pursuant to Section 9(f), no payment of any compensation pursuant to Section 3 hereof shall be made to or on behalf of Employee, except payment for services (at Employee’s then-annual base salary) previously rendered to the Company by Employee prior to the date of such termination, payment of any employee benefits in which Employee’s interest is then vested, payment for accrued but unused vacation and sick days and payments of unpaid expense reimbursements, provided, however, that in the event Employee’s employment is terminated by the Company pursuant to Section 9(d) then Employee shall also be entitled to a pro-rated portion of Employee’s short-term incentive bonus target for the fiscal year in which the effective date of termination occurs, such pro-rated portion arrived at by multiplying Employee’s short-term incentive bonus target by a fraction, the numerator of which is the number of completed days of employment in the then-existing fiscal year through the effective date of termination, and the denominator of which is three hundred sixty-five (365). (the “Accrued Benefits”).

(b)         Termination by the Company Without Cause or by Employee for Good Reason. In the event of a termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, in either instance with or without a Change of Control, as defined below, the Company shall:

(i)             Continue to pay Employee a base salary (as in effect on the date of termination) for a period of 52 weeks (the “Severance Period”) beginning the day following the effective date of termination, such payments during the Severance Period shall be payable bi-monthly in accordance with the general practices of the Company in the payment of salaries to its salaried employees;

(ii)           Pay Employee any amounts owed to Employee as of the effective date of termination for accrued and unused vacation pay through the Effective Date of Termination and for any reimbursable business expenses, subject to the submission of an appropriate expense report and documentation;

(iii)          Continue to provide or cause to be provided during the Severance Period, group health, prescription, dental, vision plan and life insurance coverage based upon the terms of the Company’s plans applicable to similarly-situated active employees as of the date of termination, or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense, in each instance subject to Employee continuing to pay the same premium costs to Company as in effect prior to such termination;

(iv)          Offer Employee continued health benefits as provided by COBRA commencing at the end of the Severance Period upon the terms and conditions available to employees of the Company as of the end of the severance period;

“Change of Control” shall mean and shall be deemed to have occurred if: (i) the sale assignment, or transfer, in one or more transactions, all or substantially all of the Company’s assets to any person(s) or entity(ies) other than the Company or an affiliate of the Company; (ii) during any consecutive two (2) year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors of the Company who are approved by a vote of the majority of the directors) cease for any reason to constitute a majority of the Company’s Board of Directors then in office; or (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the shareholders of the Company, immediately prior to such transaction, do not own more than 50 percent of the combined voting power of the Company or other corporation resulting from such transaction.

(c)         No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Employee as a result of employment by another employer or by retirement benefits after the date of termination of Employee’s employment.

(d)         Miscellaneous. Upon any termination of Employee’s employment hereunder, Employee shall return all company issued property to the Company and shall only retain ownership of and may remove from the Company all personal property owned by him.

11.           Successors. This Agreement shall be binding on and inure to the benefit of Employee, Employee’s heirs, executors, administrators and other legal representatives and shall be binding on and inure to the benefit of the Company and all Company Affiliates and their respective successors and assigns. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

12.           Assignment. This Agreement, and the rights, duties and obligations hereunder, may not be assigned or otherwise transferred by Employee except as provided in Section 11. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, that except as otherwise contemplated by the foregoing, the Company may not assign this Agreement without the prior written consent of Employee.

13.           Miscellaneous. The failure of either party at any time or from time to time to require performance of the other party’s obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent or prior breach. The covenants and agreements of the parties contained in this Agreement shall survive and remain in full force and effect in accordance with their respective provisions beyond the date of termination of Employee’s employment with the Company and all Company Affiliates to the extent contemplated hereby. Employee agrees to inform any prospective new employer (other than any Company Affiliates), before accepting employment, of the terms of this Agreement and Employee’s continuing obligations under Sections 4, 5, 6 and 7.

14.           Gender. Whenever the context of this Agreement requires, words used in the singular shall be construed to mean and include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine, or neuter gender.

15.           Amendments. No amendment, modification or waiver of any provision of this Agreement, shall be effective unless in writing and signed by the Company and Employee.

16.           Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery or mailed, postage prepaid, registered or certified mail, return receipt requested, to the party for whom it is intended or one business day after having been dispatched by an overnight courier service bearing the address set forth in this Agreement for, or such other address as may be designated in writing hereafter by, such party: (a) if to Employee, to the address set forth on the first page of this Agreement; or (b) if to the Company, c/o General Counsel, Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, NJ 08816.

17.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall be one and the same instrument.

18.           Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws.

19.	Jurisdiction.

(a)         Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of New Jersey and to the jurisdiction of the United States District Court for the District of New Jersey, for the purpose of any suit, claim, action, arbitration, hearing, investigation, charge, complaint, demand or proceeding (each an “Action”) arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect of such Action may be heard and determined exclusively in New Jersey state or federal court sitting in the City of Newark. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)         Each of the parties hereto irrevocably consent to the services of any summons and complaint and any other process in any other Action relating to the transactions contemplated hereby, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 19 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

20.           Supercession. This Agreement supersedes and replaces any prior agreement, whether oral or written, relating to the subject matter of this Agreement.

21.           Severability; Reformation. Whenever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall he curtailed and limited only to the extent necessary to bring there within the requirements of the law. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be indefinite, invalid, void or voidable or otherwise unenforceable, the balance of this Agreement shall continue in force and effect unless such construction would clearly be contrary to the intentions of the parties.

22.	Payments subject to Section 409A.

(a)         Subject to this Section 22, payments or benefits under Section 10 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 10, as applicable:

(i)             It is intended that each installment of the payments and benefits provided under Section 10 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)           If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of

Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 10.

(iii)          If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1)           Each installment of the payments and benefits due under Section 10 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(2)           Each installment of the payments and benefits due under Section 10 that is not described in Section 22(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b)         The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4.4(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)         All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

(d)         This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this instrument on the date first above written.

EMPLOYEE:

/s/ David Gionco

David G. Gionco

COMPANY:

Savient Pharmaceuticals, Inc.

/s/ Paul Hamelin

Paul Hamelin

President